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Exhibit 99.1

UGC REPORTS FOURTH QUARTER AND FULL YEAR RESULTS
All 2004 Guidance Targets Achieved or Exceeded

        Denver, Colorado—March 14, 2005: UnitedGlobalCom, Inc. ("UGC")1 (NASDAQ: UCOMA), today announces operating and financial results for the fourth quarter and year-ended December 31, 2004.

        Highlights for the fiscal year include:

  •
  Revenue growth of 34% to $2.53 billion

  •
  Operating Cash Flow growth of 40% to $879 million2

  •
  Net RGU additions of 552,800 on an organic basis3

  •
  Net loss of $(382) million compared to net income of $2.0 billion4

  •
  Free Cash Flow growth of 272% to $219 million5

Also referred to as the "Company", "we, "us", "our", and similar terms.
2
Please see page 14 for an explanation of Operating Cash Flow and a reconciliation of Operating Cash Flow to Net Income (Loss).
3
RGUs or Revenue Generating Units excluding the impact of acquisitions. Please see footnote (4) on page 17 for a definition. Organic growth, for RGU Net Gain and Revenue & OCF, excludes acquisitions and the impact of foreign exchange rate movements as applicable.
4
Net income in 2003 primarily due to a $2.2 billion gain on the extinguishment of debt.
5
Please see page 14 for an explanation of Free Cash Flow and a reconciliation of Free Cash Flow to Net Cash Flows from operating activities.

        Mike Fries, President and Chief Executive Officer of UGC said, "Our 2004 results were excellent across the board, as we achieved or exceeded all of our public guidance targets. Organic subscriber growth was robust as we added 552,800 RGUs for the full year, excluding acquisitions, compared to guidance of 500,000. This solid performance was driven by record fourth quarter net additions of over 250,000 RGUs. At year-end 2004, we had over 11.6 million consolidated RGUs and growth remains strong in early 2005. During the first two months of the year, we've added over 100,000 RGUs."

        "On a reported basis, revenue and Operating Cash Flow (OCF) in fiscal 2004 increased 34% and 40%, respectively, in part due to favorable foreign currency (FX) movements. Adjusting for FX changes and excluding acquisitions, our full year organic revenue growth was 10.5%, modestly ahead of our 10% guidance target. Due to the strong RGU growth we generated toward the end of the year, our fourth quarter organic revenue growth accelerated significantly, increasing 4.0% on a sequential basis from the third quarter. Our full year OCF growth was 20% on an organic basis, consistent with our guidance on that metric and despite the additional costs associated with our better than expected subscriber additions. And, excluding approximately $22 million of fourth quarter costs associated with the termination and settlement of a Dutch programming contract (MovieCo), our organic cash flow growth rate for the full year would have been 24%."

        "We made significant progress on a number of our strategic initiatives during the fourth quarter, including the launch of our digital phone (VoIP) services in The Netherlands and Hungary, as well as successful trials of 30 Mbps broadband Internet speeds and "off-net" voice and data services outside of our cable footprint. We have added over 55,000 digital phone subscribers since October of last year, and this month we expect to begin the commercial launch of our digital phone products across France. In addition, we are planning upcoming launches of digital phone services in Austria, Norway, Sweden, Belgium, Poland and Czech Republic and, in total, we expect to have 5.5 million VoIP homes serviceable this Summer."

        "Consistent with our strategy of disciplined footprint expansion, we completed several acquisitions in the quarter, including Irish pay-TV provider Chorus, an indirect 14% interest in Belgian cable company Telenet, and in February 2005, we closed the acquisition of Telemach, the largest cable company in Slovenia. We applied the same disciplined approach to the purchase of ZoneVision, a global programming company with a significant presence in Eastern Europe."

        "We continue to have strong access to the senior secured and institutional debt markets, as evidenced by the latest partial refinancing of our European credit facility. Last week, we closed three new tranches totalling EUR 3.0 billion, primarily to refinance existing debt. The total facility size has increased from EUR 3.5 billion to EUR 3.8 billion, of which EUR 2.8 billion was outstanding at close. We have full access to our increased revolver capacity of EUR 1.0 billion, which can be used for financing potential acquisitions and general corporate purposes. The average maturity of the loan has been extended to approximately 6 years, with no amortization payments required until 2010. In addition, the average credit spread on the facility has been reduced to 262 basis points over Euribor."

        "Looking ahead to fiscal 2005, we announced today aggressive guidance targets that we believe position UGC as the fastest growing public cable company in terms of Operating Cash Flow. Including a full year of Noos' results in France and, together with other announced acquisitions, we expect to grow revenue and OCF by 20% on a consolidated basis in 2005. In addition, driven by data and digital phone launches, we expect to add at least 800,000 net new RGUs, an improvement of 34% compared to last year."

Recent Events

        On March 10, 2005, the Chilean Supreme Court dismissed the appeal challenging the prior regulatory approval of the combination of UGC's wholly-owned Chilean subsidiary, VTR GlobalCom S.A. ("VTR"), with Metrópolis Intercom S.A.. ("Metrópolis"). The combination of VTR and Metrópolis had been previously approved, subject to certain conditions, by the Chilean anti-trust tribunal in October 2004.

        On January 18, 2005, Liberty Media International, Inc. (LMI) (NASDAQ: LBTYA, LBTYB) and UGC announced that the two companies reached an agreement to combine the businesses under a single entity to be named Liberty Global, Inc. Liberty Global will be one of the largest owners and operators of broadband communications systems outside the United States with ownership interests in companies serving more than 14 million RGUs in 17 countries.

Fiscal 2004 Results

        Our significant and consolidated operating subsidiaries in Europe include UPC Broadband—our cable television and broadband division with operations in 13 countries, and chellomedia—our media and programming division, which also includes our Competitive Local Exchange Carrier (CLEC), Priority Telecom. In Latin America, our primary operation is VTR, our cable television and broadband provider in Chile. Please refer to the end of this press release for additional segment financial information.

Revenue

        Revenue for the year ended December 31, 2004 was $2.53 billion, an increase of 34% or $634 million compared to the same period in 2003. Excluding the impact of foreign exchange rates and the acquisitions of Noos and Chorus, organic year-over-year revenue growth was approximately 10.5% for fiscal 2004 as a result of higher average monthly revenue per subscriber (ARPU) and RGU growth. Please refer to the table on page 11 for additional information.

        Total European revenue increased 34% to $2.2 billion for the year ended December 31, 2004, primarily due to a 35% increase in our core triple play operation, UPC Broadband. Revenue in Western Europe increased 18%, or $215 million (excluding Noos and Chorus) compared to the same period in 2003, while revenue in Central and Eastern Europe increased 30% or $106 million. In Chile, revenue at VTR increased 31% or $70 million for the year ended December 31, 2004 compared to last year.

        Revenue for the three months ended December 31, 2004 was $775 million, an increase of 50% compared to the same period last year. On a sequential basis from September 30, 2004, revenue increased 18% or approximately 71% on an annualized basis. On an organic basis our sequential revenue growth in the fourth quarter was 4.0%. This represents a meaningful acceleration of our revenue growth compared to our previous results this year driven primarily by faster customer growth resulting from aggressive new product launches.

        Average monthly revenue (ARPU) per RGU, excluding acquisitions, for the three months ended December 31, 2004 was $20.67, an increase of 16.6% compared to the same period in 2003. Excluding foreign currency movements, the organic increase in ARPU per RGU was approximately 8% year-over-year. ARPU per customer relationship was $25.62 for the three months ended December 31, 2004, a sequential increase of 10% from $23.30 in third quarter 2004. Excluding foreign currency movements, the organic increase in ARPU per customer relationships was 4.3% on a sequential basis.

Operating Cash Flow

        Operating Cash Flow (OCF) for the year ended December 31, 2004 was $879 million, an increase of 40% compared to the prior year. Excluding the impact of foreign exchange rate fluctuations and acquisitions, our organic OCF growth was approximately 20% for the period, in line with our guidance of 20% for the full year. Excluding approximately $22 million of fourth quarter charges associated with the termination and settlement of a Dutch programming contract, our organic cash flow growth rate for the full year would have been 24%. Please refer to the table on page 12 for additional information.

        Total European OCF increased 36% to $778 million for the year ended December 31, 2004, primarily due to a 35% increase at UPC Broadband. OCF in Western Europe increased 39% to $626 million (including Noos and Chorus), while OCF in Central and Eastern Europe increased 39% to $182 million. Excluding Noos and Chorus, OCF in Western Europe increased 27% to $573 million. In Chile, 2004 OCF increased 55% to $109 million as compared to 2003.

        For the year ended December 31, 2004, our consolidated OCF margin was 34.8% compared to 33.2% for the same period last year. However, our consolidated OCF margin decreased sequentially to 30.8% for fourth quarter 2004, compared to 36.7% in the third quarter. Excluding the results of Noos and Chorus and approximately $22 million of costs associated with the termination and settlement of a Dutch programming contract, our fourth quarter overall OCF margin was 35.8% compared to 36.1% for the same period last year.

Net Income (Loss)

        Net loss was $382 million or $(0.50) per share for the year ended December 31, 2004, which compares with net income of $2.0 billion or $7.41 per share for the prior year. The 2003 result was due primarily to a $2.2 billion gain related to the extinguishment of debt.

Free Cash Flow and Capital Expenditures

        Free Cash Flow (FCF) for the year ended December 31, 2004 was $219 million, a $160 million improvement compared to $59 million of FCF in 2003. The increase was driven by a 78% improvement in cash flow from operating activities, offset by a 44% increase in reported capital expenditures. For the three months ended December 31, 2004, FCF was $39 million, a 192% increase or $25 million improvement compared to the same period last year despite higher marketing costs associated with the 72% increase in subscriber growth between the periods.

        Capital expenditures for the year ended December 31, 2004 were $480 million (19.0% of revenues) compared to $333 million (17.6% of revenues) for fiscal year 2003. The primary reason for the increase was higher spending on customer premise equipment (CPE) due to the significant increase in RGU growth in fourth quarter 2004 compared to the same period last year, as well as foreign currency movements.

Balance Sheet, Leverage, and Liquidity

        At December 31, 2004, total long-term debt was $4.8 billion and we had cash and cash equivalents (including short-term liquid investments) of $1.1 billion. Net debt to annualized Operating Cash Flow6 or consolidated leverage ratio was 4.0x compared to 5.4x for the same period in the prior year. Excluding approximately $22 million of costs associated with the MovieCo programming contract, our year-end leverage was 3.8x.

6
Represents net debt / Operating Cash Flow annualized for the three months ended December 31, 2004.

        In addition to our cash balances, as a result of the partial refinancing of our European Credit Facility, we currently have EUR 1.0 billion available under the revolvers. Together with the market value of our interests in the publicly traded securities of SBS Broadcasting and Austar United, we have total liquidity of approximately $3.0 billion.

Operating Statistics

        Total RGUs were over 11.6 million at December 31, 2004, including 1.9 million RGUs at Noos and Chorus. Excluding Noos and Chorus, total RGUs at December 31, 2004 were 9.7 million. Since December 31, 2003, we added 552,800 net new RGUs (excluding acquisitions), which exceeded our full year guidance target of 500,000 RGUs by 11%.

        In terms of net additions by product and excluding acquisitions, we added a total of 264,800 broadband Internet subscribers during 2004, including 216,800 in Europe. Together with the 211,200 broadband Internet subscribers we acquired from Noos and Chorus, our total broadband Internet subscriber base now exceeds 1.4 million. Digital video RGU additions were over 100,000 for the year driven primarily by the success of our digital HITs product in France. Including the acquisition of Noos' and Chorus' digital subscribers, we had a total of 725,100 digital subscribers at the end of the year. Telephony additions were 70,200 for the year including 42,000 during the fourth quarter following our commercial VoIP launches in The Netherlands and Hungary, and we had a total of 803,500 telephony subscribers at December 31, 2004.

        During the fourth quarter of 2004, we added 254,200 net new RGUs (excluding acquisitions) which represents the strongest single quarter in the Company's history and a 72% improvement compared to last year's fourth quarter. In Europe we added 218,500 RGUs during the fourth quarter and in Chile we added 35,600 RGUs. We ended 2004 with a backlog of over 60,000 RGUs awaiting installation which is approximately double our normal backlog due to the strong demand we are experiencing for our new broadband Internet and VoIP products.

2005 Guidance

        In 2005, we expect to generate a significant increase in customer growth compared to 2004 driven primarily by the continued aggressive rollout of digital phone services across Europe as well as continued broadband product innovation. As a result, we expect to add 800,000 net new RGUs in 2005, a 34% increase compared to the 599,000 RGUs that we added in 2004 (which includes approximately 47,000 net gain at Noos, which we acquired in July of last year).

        We expect revenue to increase 20% for 2005 compared to 2004, including the impact of announced acquisitions (i.e. Noos, Chorus, Telemach, and ZoneVision) and assuming an average exchange rate of 1.24 dollars per euro for the full year. Operating Cash Flow is also expected to increase by 20% on the same basis.

        Capital expenditures for the year are expected to range between 20% and 22% of sales, an increase from 19% in 2004. The spending increase is primarily to support such new product launches as digital phone, and resultant higher RGU growth anticipated this year, as well as to support the upgrade of approximately 1.0 million new two way homes, primarily in Central and Eastern Europe. In addition, we expect to continue to be meaningfully Free Cash Flow positive in fiscal 2005.

About UnitedGlobalCom

        UGC is a leading international provider of video, voice, and broadband Internet services with operations in 16 countries, including 13 countries in Europe. Based on the Company's operating statistics at December 31, 2004, UGC's networks reached approximately 16.0 million homes passed and served over 11.6 million RGUs, including approximately 9.5 million video subscribers, 1.4 million broadband Internet subscribers, and 803,500 telephone subscribers.

        Forward Looking Statements: Except for historical information contained herein, this press release contains forward-looking statements, including guidance given for 2005. The statements about the Company's proposed merger with Liberty Media International ("LMI") and the proposed VTR/Metrópolis combination are also forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include our ability to complete the proposed merger with LMI by obtaining the approval of holders of a majority of the aggregate voting power of our shares not beneficially owned by LMI, Liberty Media Corporation ("Liberty") or any of their respective subsidiaries or any of the executive officers of directors of LMI, Liberty or the Company and satisfaction of other conditions necessary to close the merger, satisfaction of the conditions necessary to complete the proposed VTR/Metrópolis combination, continued use by subscribers and potential subscribers of the Company's services, changes in the technology and competition, our ability to achieve expected operational efficiencies and economies of scale, our ability to generate expected revenue and achieve assumed margins including, to the extent annualized figures imply forward-looking projections, continued performance comparable with the period annualized, as well as other factors detailed from time to time in the Company's filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this release. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any guidance and other forward-looking statement contained herein to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Additional Information

        UnitedGlobalCom, Inc. ("UGC") and Liberty Media International, Inc. ("LMI") have filed a preliminary Joint Proxy Statement relating to their proposed merger as well as a related Schedule 13E-3. Liberty Global, Inc. ("Liberty Global") plans to shortly file a Registration Statement on Form S-4 which will contain a Prospectus/Joint Proxy Statement with respect to the proposed merger. UGC AND LMI STOCKHOLDERS AND OTHER INVESTORS ARE URGED TO READ THESE DOCUMENTS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS WHEN AVAILABLE) BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTION. Investors may obtain these documents free of charge at the SEC's website at www.sec.gov. In addition, copies of the Prospectus/Joint Proxy Statement and other related documents filed by the parties to the merger may be obtained free of charge by directing a request to UnitedGlobalCom, Inc., 4643 South Ulster Street, Suite 1300, Denver, Colorado 80237, Attention: Investor Relations Department, telephone: 303-770-4001.

Participants in Solicitation

        UGC and its directors and executive officers may be deemed to be participants in the solicitation of proxies from UGC's stockholders in connection with the special meeting of stockholders to be held to approve the merger with LMI through the formation of a new holding company to be named Liberty Global. Information concerning UGC's directors and executive officers and their direct and indirect interests in UGC and LMI is set forth in UGC's and LMI's preliminary Joint Proxy Statement filed with the SEC on February 14, 2005. A definitive proxy statement will be mailed to UGC stockholders when available. Stockholders may obtain these documents (when available) free of charge at the SEC's website at www.sec.gov. In addition, copies of the definitive Prospectus/Joint Proxy Statement (when available) may be obtained free of charge by directing a request to UnitedGlobalCom, Inc., 4643 South Ulster Street, Suite 1300, Denver, Colorado 80237, Attention: Investor Relations Department, telephone: 303-770-4001. UGC STOCKHOLDERS SHOULD READ THE PROSPECTUS/JOINT PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS CAREFULLY BEFORE MAKING ANY VOTING DECISION BECAUSE IT CONTAINS IMPORTANT INFORMATION.

Please visit www.unitedglobal.com for further information or contact:

Richard S.L. Abbott	Claire Appleby
Investor Relations—UGC	Investor Relations—UGC Europe
(303) 220-6682	+44 20 7 838 2004
Email: ir@unitedglobal.com	Email: ir@ugceurope.com
Bert Holtkamp Corporate Communications—UGC Europe + 31 (0) 20 778 9447 communications@ugceurope.com

New Basis of Accounting Effective January 1, 2004

        On January 5, 2004, Liberty Media Corporation (together with its subsidiaries "LMC") acquired 8,198,016 shares of Class B common stock from our founding stockholders in exchange for securities of LMC and cash (the "Founders Transaction"). Upon completion of this transaction, the restriction on LMC's right to exercise its voting power over us was terminated. LMC then had the ability to elect our entire board of directors and control us. LMC acquired its cumulative interest in us over a period of several years in separate acquisitions. LMC's largest acquisition of us occurred in January 2002 whereby its economic and voting interest increased from approximately 11% and 37%, respectively, to approximately 73% and 94%, respectively. Because of certain voting and standstill agreements entered into between LMC and our founding stockholders in connection with this January 2002 transaction, LMC was unable to control us and therefore accounted for its investment in us under the equity method of accounting. Upon consummation of the Founders Transaction, our financial statements changed to reflect the push down of LMC's basis and, as a result, we have a new basis of accounting effective January 1, 2004. Accordingly, for periods prior to January 1, 2004 the assets and liabilities of UnitedGlobalCom, Inc. and the related consolidated financial statements are sometimes referred to herein as "UGC Pre-Founders Transaction," and for periods subsequent to January 1, 2004 the assets and liabilities of UnitedGlobalCom, Inc. and the related consolidated financial statements are sometimes referred to herein as "UGC Post-Founders Transaction."

UnitedGlobalCom, Inc.
Consolidated Balance Sheets
(In thousands, except par value and number of shares)

	UGC Post-Founders Transaction	UGC Pre-Founders Transaction
	December 31, 2004	December 31, 2003
Assets
Current assets:
Cash and cash equivalents	$1,028,993	$310,361
Restricted cash	43,640	25,052
Short-term liquid investments	48,965	2,134
Trade receivables, net	184,222	140,075
Other receivables	134,110	65,157
Other current assets, net	98,525	79,542

Total current assets	1,538,455	622,321
Long-term assets:
Investments in affiliates, accounted for using the equity method	345,790	95,238
Other investments	262,091	206,325
Property and equipment, net	4,193,095	3,342,743
Goodwill	2,170,705	2,519,831
Intangible assets, net	445,172	252,236
Other assets, net	178,989	60,977

Total assets	$9,134,297	$7,099,671

UnitedGlobalCom, Inc.
Consolidated Balance Sheets (continued)
(In thousands, except par value and number of shares)

	UGC Post-Founders Transaction	UGC Pre-Founders Transaction
	December 31, 2004	December 31, 2003
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$345,535	$225,540
Accrued liabilities	462,927	302,597
Subscriber advance payments and deposits	332,765	141,108
Accrued interest	88,608	102,949
Notes payable, related party	108,414	102,728
Current portion of debt	34,325	310,804
Other current liabilities	49,675	82,149
Other current liabilities subject to compromise	–	336,916

Total current liabilities	1,422,249	1,604,791
Long-term liabilities:
Long-term portion of debt	4,844,624	3,615,902
Other long-term liabilities	375,103	383,725

Total liabilities	6,641,976	5,604,418

Commitments and contingencies
Minority interests in subsidiaries	96,378	22,761

Stockholders' equity:
Preferred stock, $0.01 par value, 10,000,000 shares authorized, nil shares issued and outstanding	–	–
Class A common stock, $0.01 par value, 1,000,000,000 shares authorized, 413,206,357 and 287,350,970 shares issued, respectively	4,132	2,873
Class B common stock, $0.01 par value, 1,000,000,000 shares authorized, 11,165,777 and 8,870,332 shares issued, respectively	112	89
Class C common stock, $0.01 par value, 400,000,000 shares authorized, 379,603,223 and 303,123,542 share issued and outstanding, respectively	3,796	3,031
Additional paid-in capital	2,624,159	5,852,896
Deferred compensation	(1,851)	–
Treasury stock, at cost	(75,844)	(70,495)
Accumulated deficit.	(382,355)	(3,372,737)
Accumulated other comprehensive income (loss)	223,794	(943,165)

Total stockholders' equity	2,395,943	1,472,492

Total liabilities and stockholders' equity	$9,134,297	$7,099,671

UnitedGlobalCom, Inc.
Consolidated Statements of Operations
(In thousands, except per share data)

	UGC Post-Founders Transaction	UGC Pre-Founders Transaction
		Year Ended December 31,
	Year Ended December 31, 2004
		2003	2002
Revenue	$2,525,446	$1,891,530	$1,515,021
Operating costs and expenses:
Operating	(1,014,628)	(785,132)	(789,457)
Selling, general and administrative ("SG&A")	(631,585)	(477,516)	(429,190)
Depreciation and amortization (operating)	(935,185)	(808,663)	(730,001)
Impairment of long-lived assets (operating)	(38,915)	(402,239)	(436,153)
Restructuring charges and other (operating).	(29,019)	(35,970)	(1,274)
Stock-based compensation (SG&A)	(116,661)	(38,024)	(28,228)

Operating loss	(240,547)	(656,014)	(899,282)
Interest income	23,823	13,054	38,315
Interest expense	(283,280)	(327,132)	(680,101)
Foreign currency transaction gains, net	26,753	153,808	485,938
Realized and unrealized (losses) gains on derivative instruments, net	(60,237)	(35,424)	138,398
Gains on extinguishment of debt	35,787	2,183,997	2,208,782
Gains on sale of investments and other, net	12,325	279,442	117,262
Other expense, net	(13,455)	(43,665)	(80,617)

Income (loss) before income taxes and other items	(498,831)	1,568,066	1,328,695
Income tax benefit (expense), net	101,105	(50,344)	(201,182)
Minority interests in losses (earnings) of subsidiaries and other, net	3,062	183,182	(67,103)
Share in results of affiliates, net	12,309	294,464	(72,142)

Income (loss) before cumulative effect of change in accounting principle	(382,355)	1,995,368	988,268
Cumulative effect of change in accounting principle, net of tax	–	–	(1,344,722)

Net income (loss)	$(382,355)	$1,995,368	$(356,454)

Earnings per share:
Basic earnings (loss) per share before cumulative effect of change in accounting principle	$(0.50)	$7.41	$2.29
Cumulative effect of change in accounting principle	–	–	(3.13)

Basic earnings (loss) per share	$(0.50)	$7.41	$(0.84)

Diluted earnings (loss) per share before cumulative effect of change in accounting principle	$(0.50)	$7.41	$2.29
Cumulative effect of change in accounting principle	–	–	(3.12)

Diluted earnings (loss) per share	$(0.50)	$7.41	$(0.83)

UnitedGlobalCom, Inc.
Consolidated Statements of Comprehensive Income (Loss)
(In thousands)

	UGC Post-Founders Transaction	UGC Pre-Founders Transaction
		Year Ended December 31,
	Year Ended December 31, 2004
		2003	2002
Net income (loss)	$(382,355)	$1,995,368	$(356,454)

Other comprehensive income (loss):
Foreign currency translation adjustments	195,429	61,440	(864,104)
Change in fair value of derivative contracts	–	–	13,443
Reclassification adjustment for expired derivative contracts included in net income	–	10,616	–
Net unrealized gains on available-for-sale securities	56,417	97,318	4,029
Reclassification adjustment for gains on available-for-sale securities included in net income	(10,517)	–	–
Other	–	(194)	(77)

Other comprehensive income (loss) before income taxes	241,329	169,180	(846,709)
Provision for income taxes related to net unrealized gains on available-for-sale securities	(17,535)	–	–

Other comprehensive income (loss)	223,794	169,180	(846,709)

Comprehensive income (loss)	$(158,561)	$2,164,548	$(1,203,163)

UnitedGlobalCom, Inc.
Consolidated Statements of Cash Flows
(In thousands)

	UGC Post-Founders Transaction	UGC Pre-Founders Transaction
		Year Ended December 31,
	Year Ended December 31, 2004
		2003	2002
Cash Flows from Operating Activities
Net income (loss)	$(382,355)	$1,995,368	$(356,454)
Adjustments to reconcile net income (loss) to net cash flows from operating activities:
Depreciation and amortization	935,185	808,663	730,001
Impairment of long-lived assets, restructuring charges and other	67,934	438,209	437,427
Stock-based compensation	65,827	29,242	28,228
Accretion of interest on senior notes and amortization of deferred financing costs	21,588	50,733	234,247
Unrealized foreign currency transaction gains, net	(5,526)	(116,454)	(491,313)
Realized and unrealized losses (gains) on derivative instruments	60,237	35,424	(138,398)
Gains on extinguishment of debt	(35,787)	(2,183,997)	(2,208,782)
Gains on sale of investments and other, net	(12,325)	(279,442)	(117,262)
Deferred income tax (benefit) expense, net	(130,518)	(23,420)	104,068
Minority interests in (losses) earnings of subsidiaries and other, net	(3,062)	(183,182)	67,103
Share in results of affiliates, net	(12,309)	(294,464)	72,142
Cumulative effect of change in accounting principle	–	–	1,344,722
Other non-cash items	14,755	32,009	102,326
Change in assets and liabilities:
Change in receivables and other assets	(72,169)	40,870	46,803
Change in accounts payable, accrued liabilities and other	188,127	42,533	(148,466)

Net cash flows from operating activities	699,602	392,092	(293,608)

UnitedGlobalCom, Inc.
Consolidated Statements of Cash Flows (continued)
(In thousands)

	UGC Post-Founders Transaction	UGC Pre-Founders Transaction
		Year Ended December 31,
	Year Ended December 31, 2004
		2003	2002
Cash Flows from Investing Activities
Cash paid for acquisitions, net of cash acquired	(710,549)	(2,150)	(22,617)
Cash paid for acquisition, to be refunded by seller	(52,128)	–	–
Capital expenditures	(480,133)	(333,124)	(335,192)
Purchases of short-term liquid investments	(293,734)	(1,000)	(117,221)
Proceeds from sale of short-term liquid investments	246,981	45,561	152,405
Restricted cash released (deposited), net	(17,298)	24,825	40,357
Investments in and loans to affiliates	(144,699)	(20,931)	(2,590)
Proceeds from sale of investments in affiliates	696	45,447	–
Purchase of interest rate caps	(21,442)	(9,750)	–
Cash paid to settle interest rate swaps	(66,411)	(58,038)	–
Dividends received from affiliates	17,098	4,714	11,276
Proceeds received upon repayment of debt securities	115,592	–	–
Other	1,826	3,092	16,319

Net cash flows from investing activities	(1,404,201)	(301,354)	(257,263)

Cash Flows from Financing Activities
Issuance of common stock	1,076,811	1,354	200,006
Proceeds from issuance of convertible senior notes	604,595	–	–
Proceeds from notes payable to shareholder	5,371	–	102,728
Proceeds from issuance of debt	1,547,867	23,161	42,742
Repayments of debt	(1,803,081)	(233,506)	(321,961)
Financing costs	(62,448)	(2,233)	(18,293)
Purchase of treasury shares	(5,349)	–	–

Net cash flows from financing activities	1,363,766	(211,224)	5,222

Effects of Exchange Rates on Cash	59,465	20,662	35,694

Increase (Decrease) in Cash and Cash Equivalents	718,632	(99,824)	(509,955)
Cash and Cash Equivalents, Beginning of Year	310,361	410,185	920,140

Cash and Cash Equivalents, End of Year	$1,028,993	$310,361	$410,185

Revenue

        The following table provides an analysis of our revenue by business segment for the years ended December 31, 2004 and 2003 (in thousands, except percentages). The first two columns present our consolidated revenue for each comparative period. The third and fourth columns present the U.S dollar change and percent change, respectively, from period to period. The fifth and sixth columns present the U.S. dollar change and percent change, respectively, after removing foreign currency translation effects, or "F/X." These columns demonstrate what the revenue change would have been had exchange rates remained the same as the comparative period in the prior year. These amounts are based on the Euro for the Netherlands, Austria, France, Ireland, Belgium, chellomedia, UGC Europe corporate and other, Norwegian Krone for Norway, Swedish Krona for Sweden, Hungarian Forint for Hungary, Polish Zloty for Poland, Czech Koruna for Czech Republic, Slovak Koruna for Slovak Republic, Romanian Leu for Romania, Chilean Peso for Chile, and U.S. dollars for Brazil, Peru and other UGC corporate. Certain percentages are denoted as not meaningful ("n/m"). At the bottom of the table we subtract the consolidated revenue from our material acquisitions in 2004, Noos and Chorus (Ireland), to present our revenue growth without the results of these new businesses.

	Year Ended December 31,
			Increase (Decrease)			Increase (Decrease) Excluding F/X Effects
	2004	2003	$	%		$	%
Europe (UGC Europe):
UPC Broadband
The Netherlands	$716,932	$592,223	$124,709	21.1%		$60,999	10.3%
Austria	299,874	260,162	39,712	15.3%		13,268	5.1%
France (excluding Noos)	128,862	113,946	14,916	13.1%		3,532	3.1%
France (Noos)	183,930	–	183,930	–		183,930	–
Norway	112,378	95,284	17,094	17.9%		11,815	12.4%
Sweden	88,080	75,057	13,023	17.4%		5,104	6.8%
Belgium	37,472	31,586	5,886	18.6%		2,558	8.1%
Ireland (Chorus)	48,953	–	48,953	–		48,953	–

Total Western Europe	1,616,481	1,168,258	448,223	38.4%		330,159	28.3%

Hungary	217,507	165,450	52,057	31.5%		31,105	18.8%
Poland	108,979	85,356	23,623	27.7%		16,388	19.2%
Czech Republic	79,905	63,348	16,557	26.1%		10,262	16.2%
Slovak Republic	32,671	25,467	7,204	28.3%		3,209	12.6%
Romania	26,955	20,189	6,766	33.5%		5,532	27.4%

Total Central and Eastern Europe	466,017	359,810	106,207	29.5%		66,496	18.5%

Corporate and other	26,273	32,563	(6,290)	(19.3%	)	(8,173)	(25.1%	)

Total UPC Broadband	2,108,771	1,560,631	548,140	35.1%		388,482	24.9%

chellomedia
Priority Telecom	118,956	121,330	(2,374)	(2.0%	)	(12,982)	(10.7%	)
Media	125,016	98,463	26,553	27.0%		15,459	15.7%
Investments	840	528	312	59.1%		239	45.3%

Total chellomedia	244,812	220,321	24,491	11.1%		2,716	1.2%

Intercompany eliminations	(138,983)	(127,055)	(11,928)	(9.4%	)	381	0.3%

Total Europe	2,214,600	1,653,897	560,703	33.9%		391,579	23.7%

Latin America:
Broadband
Chile (VTR)	299,951	229,835	70,116	30.5%		36,314	15.8%
Brazil, Peru and other	7,883	7,789	94	1.2%		94	1.2%

Total Latin America	307,834	237,624	70,210	29.5%		36,408	15.3%

Corporate and other	3,012	9	3,003	n/m		3,003	n/m

Total UGC	$2,525,446	$1,891,530	$633,916	33.5%		$430,990	22.8%

Less Noos and Chorus			$(232,883)	–		$(232,883)	–

Total UGC, excluding Noos and Chorus			$401,033	21.2%		$198,107	10.5%

Operating Cash Flow

        The following table provides an analysis of our Operating Cash Flow by business segment for the years ended December 31, 2004 and 2003 (in thousands, except percentages). The first two columns present our consolidated Operating Cash Flow for each comparative period. The third and fourth columns present the U.S dollar change and percent change, respectively, from period to period. The fifth and sixth columns present the U.S. dollar change and percent change, respectively, after removing foreign currency translation effects. These columns demonstrate what the Operating Cash Flow change would have been had exchange rates remained the same as the comparative period in the prior year. These amounts are based on the Euro for the Netherlands, Austria, France, Belgium, Ireland, chellomedia, UGC Europe corporate and other, Norwegian Krone for Norway, Swedish Krona for Sweden, Hungarian Forint for Hungary, Polish Zloty for Poland, Czech Koruna for Czech Republic, Slovak Koruna for Slovak Republic, Romanian Leu for Romania, Chilean Peso for Chile, and U.S. dollars for Brazil, Peru and other UGC corporate. At the bottom of the table we subtract the consolidated operating cash flow from our material acquisitions in 2004, Noos and Chorus (Ireland), to present our operating cash flow growth without the results of these new businesses.

	Year Ended December 31,
			Increase (Decrease)			Increase (Decrease) Excluding F/X Effects
	2004	2003	$	%		$	%
Europe (UGC Europe):
UPC Broadband
The Netherlands	$361,265	$267,075	$94,190	35.3%		$63,021	23.6%
Austria	111,950	98,278	13,672	13.9%		4,238	4.3%
France (other than Noos)	12,905	13,920	(1,015)	(7.3%	)	(2,007)	(14.4%	)
France (Noos)	40,785	–	40,785	–		40,785	–
Norway	37,066	27,913	9,153	32.8%		7,384	26.5%
Sweden	33,421	31,827	1,594	5.0%		(1,225)	(3.8%	)
Belgium	16,751	12,306	4,445	36.1%		3,003	24.4%
Ireland (Chorus)	11,795	–	11,795	–		11,795	–

Total Western Europe	625,938	451,319	174,619	38.7%		126,994	28.1%

Hungary	86,418	63,357	23,061	36.4%		15,084	23.8%
Poland	36,315	24,886	11,429	45.9%		9,338	37.5%
Czech Republic	33,888	24,657	9,231	37.4%		6,699	27.2%
Slovak Republic	13,766	10,618	3,148	29.6%		1,507	14.2%
Romania	11,978	7,931	4,047	51.0%		3,941	49.7%

Total Central and Eastern Europe	182,365	131,449	50,916	38.7%		36,569	27.8%

Corporate and other	(83,604)	(46,091)	(37,513)	(81.4%	)	(30,594)	(66.4%	)

Total UPC Broadband	724,699	536,677	188,022	35.0%		132,969	24.8%

chellomedia
Priority Telecom	17,183	14,530	2,653	18.3%		1,090	7.5%
Media	36,335	22,874	13,461	58.8%		10,166	44.4%
Investments	(502)	(1,033)	531	51.4%		579	56.1%

Total chellomedia	53,016	36,371	16,645	45.8%		11,835	32.5%

Total Europe	777,715	573,048	204,667	35.7%		144,804	25.3%

Latin America:
Broadband
Chile (VTR)	108,752	69,951	38,801	55.5%		26,721	38.2%
Brazil, Peru and other	426	87	339	389.7%		339	389.7%

Total Latin America	109,178	70,038	39,140	55.9%		27,060	38.6%

Corporate and other	(7,660)	(14,204)	6,544	46.1%		6,544	46.1%

Total UGC	$879,233	$628,882	$250,351	39.8%		$178,408	28.4%

Less Noos and Chorus			$(52,580)	–		$(52,580)	–

Total UGC, excluding Noos and Chorus			$197,771	31.4%		$125,828	20.0%

Supplemental Financial Information:

Revenue

        The table below highlights Revenue by segment:

	12 months Dec-04	12 months Dec-03	Year/Year Change	3 months Dec-04	3 months Dec-03	Year/Year Change	3 months Sep-04	Sequential Change
	(thousands)
UPC Broadband—W Europe	$1,383,598	$1,168,258	18%	$375,014	$315,407	19%	$340,859	10%
UPC Broadband—C & E Europe	466,017	359,810	30%	132,614	96,460	37%	116,111	14%

Total UPC Broadband	1,849,615	1,528,068	21%	507,628	411,867	23%	456,970	11%
chellomedia	244,812	220,321	11%	66,238	57,741	15%	61,713	7%
VTR	299,951	229,835	31%	83,414	68,168	22%	75,096	11%
Other[1]	(101,815)	(86,694)	17%	(26,908)	(21,912)	23%	(24,002)	12%

Subtotal	$2,292,563	$1,891,530	21%	$630,372	$515,864	22%	$569,777	11%
Add: Noos & Chorus	232,883	0	n.a.	144,197	0	n.a.	88,686	n.m.

UGC Consolidated	$2,525,446	$1,891,530	34%	$774,569	$515,864	50%	$658,463	18%

1.
Primarily inter-company eliminations, corporate and other and other Latin America broadband.

        The following is provided for informational purposes to highlight revenues in the functional currency of VTR (Chilean Pesos) and the primary functional currency of UGC Europe (Euros), as follows:

	12 months Dec-04	12 months Dec-03	Year/Year Change	3 months Dec-04	3 months Dec-03	Year/Year Change	3 months Sep-04	Sequential Change
	(thousands, except for VTR)
UPC Broadband—W Europe	€ 1,113,504	€ 1,031,659	8%	€ 290,972	€ 265,288	10%	€ 278,652	4%
UPC Broadband—C & E Europe	374,850	317,740	18%	102,894	81,035	27%	94,920	8%

Total UPC Broadband	1,488,354	1,349,399	10%	393,866	346,323	14%	373,572	5%
chellomedia	196,991	194,559	1%	51,393	48,514	6%	50,450	2%
Other[1]	(90,756)	(83,444)	9%	(22,708)	(20,048)	13%	(23,394)	-3%

Subtotal	1,594,589	1,460,514	9%	422,551	374,789	13%	400,628	5%
Add: Noos & Chorus	185,540	0	n.a.	113,039	0	n.a.	72,501	n.m.

UGC Europe — Total	€ 1,780,129	€ 1,460,514	22%	€ 535,590	€ 374,789	43%	€ 473,129	13%

VTR (millions)	CP182,541	CP157,676	16%	CP49,377	CP42,547	16%	CP47,177	5%

1.
Primarily inter-company eliminations and corporate and other.

Operating Cash Flow

        The table below highlights Operating Cash Flow ("OCF") by segment:

	12 months Dec-04	12 months Dec-03	Year/Year Change	3 months Dec-04	3 months Dec-03	Year/Year Change	3 months Sep-04	Sequential Change
	(thousands)
UPC Broadband—W Europe	$573,358	$451,319	27%	$143,522	$129,762	11%	$149,600	-4%
UPC Broadband—C & E Europe	182,365	131,449	39%	45,620	33,894	35%	47,324	-4%

Total UPC Broadband	755,723	582,768	30%	189,142	163,656	16%	196,924	-4%
chellomedia	53,016	36,371	46%	17,532	9,830	78%	13,988	25%
VTR	108,752	69,951	55%	33,810	22,067	53%	25,925	30%
Other[1]	(90,838)	(60,208)	51%	(36,569)	(9,539)	283%	(12,911)	183%

Subtotal	$826,653	$628,882	31%	$203,915	$186,014	10%	$223,926	-9%
Add: Noos & Chorus	52,580	0	n.a.	34,803	0	n.a.	17,777	n.m.

UGC Consolidated	$879,233	$628,882	40%	$238,718	$186,014	28%	$241,703	-1%

OCF Margin (% of revenues)	34.8%	33.2%	5%	30.8%	36.1%	-15%	36.7%	-16%
OCF Margin (without Noos & Chorus)	36.1%	33.2%	8%	32.3%	36.1%	-10%	39.3%	-18%

1.
Primarily corporate and other and other Latin America broadband.

        The following is provided for informational purposes to highlight Operating Cash Flow in the functional currency of VTR (Chilean Pesos) and the primary functional currency of UGC Europe (Euros), as follows:

	12 months Dec-04	12 months Dec-03	Year/Year Change	3 months Dec-04	3 months Dec-03	Year/Year Change	3 months Sep-04	Sequential Change
	(thousands, except for VTR)
UPC Broadband—W Europe	€ 461,837	€ 397,428	16%	€ 111,358	€ 109,014	2%	€ 122,331	-9%
UPC Broadband—C & E Europe	146,896	115,753	27%	35,396	28,253	25%	38,700	-9%

Total UPC Broadband	608,733	513,181	19%	146,754	137,267	7%	161,031	-9%
chellomedia	42,535	32,028	33%	13,602	8,223	65%	11,432	19%
Other[1]	(66,889)	(40,587)	65%	(26,324)	(5,063)	420%	(12,235)	115%

Subtotal	584,379	504,622	16%	134,032	140,427	-5%	€ 160,228	-16%
Add: Noos & Chorus	41,801	0	n.a.	27,306	0	n.a.	14,495	n.m.

UGC Europe—Total	€ 626,180	€ 504,622	24%	€ 161,338	€ 140,427	15%	€ 174,723	-8%

OCF Margin (% of revenues)	35.2%	34.6%	2%	30.1%	37.5%	-20%	36.9%	-18%
OCF Margin (without Noos & Chorus)	36.6%	34.6%	6%	31.7%	37.5%	-15%	40.0%	-21%
VTR (in millions)	CP66,082	CP47,801	38%	CP20,015	CP13,815	45%	CP16,299	23%

OCF Margin (% of revenues)	36.2%	30.3%	19%	40.5%	32.5%	25%	34.5%	17%

1.
Primarily corporate and other.

Operating Cash Flow Definition and Reconciliation

        Operating Cash Flow is the primary measure used by our chief operating decision makers to evaluate segment operating performance and to decide how to allocate resources to segments. As we use the term, Operating Cash Flow is defined as revenue less operating, selling, general and administrative expenses (excluding depreciation and amortization, impairment of long-lived assets, restructuring charges and other and stock-based compensation). We believe Operating Cash Flow is meaningful because it provides investors a means to evaluate the operating performance of our segments and our company on an ongoing basis using criteria that is used by our internal decision makers. Our internal decision makers believe Operating Cash Flow is a meaningful measure and is superior to other available GAAP measures because it represents a transparent view of our recurring operating performance and allows management to readily view operating trends, perform analytical comparisons and benchmarking between segments in the different countries in which we operate and identify strategies to improve operating performance. For example, our internal decision makers believe that the inclusion of impairment and restructuring charges within Operating Cash Flow distorts the ability to efficiently assess and view the core operating trends in our segments. In addition, our internal decision makers believe our measure of Operating Cash Flow is important because analysts and investors use it to compare our performance to other companies in our industry. We reconcile the total of the reportable segments' Operating Cash Flow to our consolidated net income as presented in our consolidated statements of operations, because we believe consolidated net income is the most directly comparable financial measure to total segment operating performance. Investors should view Operating Cash Flow as a supplement to, and not a substitute for, operating income, net income, cash flow from operating activities and other GAAP measures of income as a measure of operating performance.

        We are unable to provide a reconciliation of forecasted Operating Cash Flow to the most directly comparable GAAP measure, net income (loss), because certain items are out of our control and/or cannot be reasonably predicted. For example, it is impractical to: (1) estimate future fluctuations in interest rates on our variable-rate debt facilities; (2) estimate the fluctuations in exchange rates relative to the U.S. dollar and its impact on our results of operations; (3) estimate the financial results of our non-consolidated affiliates; and (4) estimate changes in circumstances that lead to gains and/or losses such as sales of investments in affiliates and other assets. Any and/or all of these items could be significant to our financial results.

        The table below highlights the reconciliation of Operating Cash Flow to Net income (loss):

	3 months Dec-04	3 months Sep-04	3 months Dec-03	12 months Dec-04	12 months Dec-03
	(thousands)
Total segment Operating Cash Flow	$238,718	$241,703	$186,014	$879,233	$628,882
Depreciation and amortization	(267,887)	(235,186)	(210,456)	(935,185)	(808,663)
Impairment of long-lived assets	(22,317)	25	(402,680)	(38,915)	(402,239)
Restructuring charges and other	(18,270)	(1,824)	(29,084)	(29,019)	(35,970)
Stock-based compensation	(52,767)	(12,178)	(9,377)	(116,661)	(38,024)

Operating income (loss)	(122,523)	(7,460)	(465,583)	(240,547)	(656,014)
Interest expenses, net	(71,651)	(53,616)	(60,868)	(259,457)	(314,078)
Gains on extinguishment of debt	0	0	0	35,787	2,183,997
Gains (losses) on sale of investments and other, net	12,096	646	(1,879)	12,325	279,442
Realized and unrealized (losses) gains on foreign currency transactions and derivative instruments and other expenses, net	(16,556)	2,005	(28,020)	(46,939)	74,719

Income (loss) before income taxes and other items	(198,634)	(58,425)	(556,350)	(498,831)	1,568,066
Other, net	131,025	(11,785)	175,656	116,476	427,302

Net income (loss)	($67,609)	($70,210)	($380,694)	($382,355)	$1,995,368

Free Cash Flow Definition and Reconciliation

        Free Cash Flow is not a GAAP measure of liquidity. We define Free Cash Flow as net cash flows from operating activities less capital expenditures. We believe our presentation of free cash flow provides useful information to our investors because it can be used to gauge our ability to service debt and fund new investment opportunities. Investors should view free cash flow as a supplement to, and not a substitute for, GAAP cash flows from operating, investing and financing activities as a measure of liquidity.

        The table below highlights the reconciliation of net cash flows from operating activities and Free Cash Flow:

	12 months Dec-04	12 months Dec-03	Year/Year Change	3 months Dec-04	3 months Dec-03	Year/Year Change	3 months Sep-04	Sequential Change
	(thousands)
Net cash flows from operating activities	$699,602	$392,092	78%	$226,255	$118,651	91%	$175,064	29%
Capital expenditures	(480,133)	(333,124)	44%	(187,576)	(105,426)	78%	(116,696)	61%

Free cash flow	$219,469	$58,968	272%	$38,679	$13,225	192%	$58,368	-34%

        The following table is provided for informational purposes only to highlight revenue and Operating Cash Flow of UPC Distribution, B.V. (UPCD). UPCD is the borrower of record on our European Credit Facility.

	12 months	9 months	3 months
Revenue
	Dec-04	Sep-04	Dec-04
	(in thousands of Euros)
Triple Play:
The Netherlands	576,853	424,014	152,839
Austria	241,453	180,860	60,593
Belgium	30,156	22,219	7,937
Czech Republic	64,315	47,659	16,656
Norway	90,452	66,210	24,242
Hungary	174,952	126,970	47,982
France (excluding Noos)	103,713	76,791	26,922
France (Noos)	146,400	72,501	73,899
Poland	87,633	62,578	25,055
Sweden	70,877	52,438	18,439
Slovak	26,292	19,438	6,854
Romania	21,658	15,311	6,347

Total Triple Play UPC Broadband	1,634,754	1,166,989	467,765

chello Access	74,455	55,429	19,026
Corporate and Other	21,122	15,264	5,858
Eliminations	(75,205)	(55,869)	(19,336)

Total UPC Holding BV	1,655,126	1,181,813	473,313

	12 months	9 months	3 months
Operating Cash Flow
	Dec-04	Sep-04	Dec-04
	(in thousands of Euros)
Triple Play:
The Netherlands	290,849	217,785	73,064
Austria	90,276	70,521	19,755
Belgium	13,490	10,172	3,318
Czech Republic	27,333	21,465	5,868
Norway	29,839	22,291	7,548
Hungary	69,546	51,523	18,023
France (excluding Noos)	10,428	8,568	1,860
France (Noos)	32,347	14,495	17,852
Poland	29,259	22,340	6,919
Sweden	26,955	21,142	5,813
Slovak	11,101	8,668	2,433
Romania	9,657	7,504	2,153

Total Triple Play UPC Broadband	641,080	476,474	164,606

chello Access	48,031	34,896	13,135
Corporate and Other	(25,630)	(20,630)	(5,000)

Total UPC Holding BV	663,481	490,740	172,741

        The Revenue and Operating Cash Flow of UPCD for the twelve-month period ended December 31, 2004 includes twelve months of UPC Poland and six months of Noos. UPC Poland and

Noos were transferred into UPCD in July 2004. The Operating Cash Flow of UPCD for the twelve and three months ended December 31, 2004 excludes corporate costs, which primarily relates to costs on a programming agreement.

        Please note that for Q4 2004 chello Access has been contributed into UPCD at December 31, 2004. We are currently reviewing intercompany arrangements with respect to interactive, arrivo, VOD and other services to be procured by UPCD from chellomedia. Currently these services are not settled in cash and as a result are not included in OCF. Total Q4 2004 amount with respect to these service totaled approximately Euro 1.9 million.

        The above selected historic financial data of UPCD (the "Unaudited Data") contained herein are unaudited, were not reviewed by the Company's certified public accountants and are subject to possible adjustments. The Unaudited Data represent management accounts prepared by the management of the Company. While presented with numerical specificity, the Unaudited Data were not prepared with a view to public disclosure. As such, the Unaudited Data should not be relied on, although management believes that the Unaudited Data is accurate.

Consolidated Operating Statistics

        The table below shows operating statistics for UGC on a consolidated basis (excluding acquisitions):1

	As of Dec-04	As of Sep-04	As of Jun-04	As of Mar-04	As of Dec-03	Growth vs. 3Q04	Growth vs. 4Q03
Video
Homes Passed	12,429,600	12,338,500	12,323,500	12,288,800	12,260,100	91,100	169,500
Basic Analog Subscribers	7,151,800	7,082,300	7,075,200	7,079,000	7,084,900	69,500	66,900
Basic Penetration	57.5%	57.4%	57.4%	57.6%	57.8%	n.m.	n.m.
Quarterly Net Basic Subscriber Change	69,500	7,100	(3,800)	(5,900)	42,400	n.m.	n.m.
Digital Subscribers	239,600	223,100	195,000	161,200	138,700	16,500	100,900
Digital Penetration	1.9%	1.8%	1.6%	1.3%	1.1%	n.m.	n.m.
Quarterly Net Digital Subscriber Change	16,500	28,100	33,800	22,500	6,400	n.m.	n.m.
DTH Subscribers	249,600	213,800	213,800	204,100	196,900	35,800	52,700
MMDS Subscribers	61,400	63,500	63,100	63,000	64,100	(2,100)	(2,700)
Broadband Internet
Broadband Internet Homes Serviceable	7,716,500	7,484,900	7,326,900	7,127,100	7,045,000	231,600	671,500
Broadband Internet Subscribers	1,187,500	1,095,000	1,031,000	983,300	922,700	92,500	264,800
Penetration	15.4%	14.6%	14.1%	13.8%	13.1%	n.m.	n.m.
Quarterly Net Subscriber Change	92,500	64,000	47,700	60,600	56,200	n.m.	n.m.
Telephone
Telephone Homes Serviceable	5,488,200	4,507,400	4,488,500	4,467,700	4,467,800	980,800	1,020,400
Telephone Subscribers	803,000	761,000	756,700	741,800	732,800	42,000	70,200
Penetration	14.6%	16.9%	16.9%	16.6%	16.4%	n.m.	n.m.
Quarterly Net Subscriber Change	42,000	4,300	14,900	9,000	15,100	876.7%	178.1%
Total RGUs	9,692,900	9,438,700	9,334,800	9,232,400	9,140,100	254,200	552,800
Quarterly Net Subscriber Change	254,200	103,900	102,400	92,300	147,600	n.m.	n.m.
ARPU per RGU[2]	$20.67	$18.96	$18.50	$18.69	$17.72	9.0%	16.6%
Constant ARPU per RGU[3]	$20.67	$20.00	$19.77	$19.15	$19.13	3.4%	8.1%
Customer Relationships	7,787,900	7,645,300	7,633,200	7,625,000	7,624,300	142,600	163,600
ARPU per Customer Relationship[4]	$25.62	$23.30	$22.51	$22.52	n.a.	10.0%	n.a.
Constant ARPU per Customer Relationship[5]	$25.62	$24.57	$24.05	$23.07	n.a.	4.3%	n.a.
RGUs by region:
Europe (UGC Europe)	8,651,600	8,433,100	8,358,400	8,286,200	8,214,900	218,500	436,700
Chile (VTR)	1,009,300	973,700	944,700	914,600	894,000	35,600	115,300
Other	32,000	31,900	31,700	31,600	31,200	100	800

Total RGUs	9,692,900	9,438,700	9,334,800	9,232,400	9,140,100	254,200	552,800

1.
The operating statistics exclude Noos, Chorus and two other minor acquisitions which closed in the fourth quarter.Please refer to page 17 for definitions regarding the Consolidated Operating Statistics.

2.
ARPU per RGU is calculated as follows: average monthly broadband revenue for the period as indicated, divided by the average of the opening and closing RGUs for the period.

3.
Constant ARPU per RGU is calculated as follows: average monthly broadband revenue converted at the same average exchange rates for the three months ended December 31, 2004 for each period as indicated, divided by the average of the opening and closing RGUs for the period.

4.
ARPU per Customer Relationship is calculated as follows: average monthly broadband revenue for the period as indicated, divided by the average of the opening and closing Customer Relationships for the period.

5.
Constant ARPU per Customer Relationship is calculated as follows: average monthly broadband revenue converted at the same average exchange rates for the three months ended December 31, 2004 for each period as indicated, divided by the average of the opening and closing Customer Relationships for the period.

Capital Expenditures Update

        The table below highlights our capital expenditures per NCTA cable industry guidelines:

	12 months Dec-04	12 months Dec-03	Year/Year Change	3 months Dec-04	3 months Dec-03	Year/Year Change	3 months Sep-04	Sequential Change
	(thousands)
Customer Premises Equipment	$146,944	$94,739	55%	$45,271	$21,113	114%	$35,193	29%
Commercial	—	—	—	—	—	—	—	—
Scaleable Infrastructure	73,633	42,755	72%	27,744	18,634	49%	17,214	61%
Line Extensions	31,686	67,104	-53%	12,096	15,638	-23%	10,317	17%
Upgrade/Rebuild	48,755	28,430	71%	17,920	12,923	39%	13,597	32%
Support Capital	92,087	70,670	30%	32,079	20,137	59%	19,642	63%
Noos & Chorus	53,383	—	n.m.	44,397	—	n.m.	8,986	394%
Intangibles & Other	33,645	29,426	14%	8,069	16,981	-52%	11,747	-31%

Total Capital Expenditures	$480,133	$333,124	44%	$187,576	$105,426	78%	$116,696	61%

Capital Expenditures (% of Revenue)	19.0%	17.6%	8%	24.2%	20.4%	18%	17.7%	37%

Operating Data

        The following table presents certain operating data with respect to our broadband distribution systems as of December 31, 2004:

	December 31, 2004
					Video				Internet		Telephony
	Homes Passed(1)	Two-way Homes Passed(2)	Customer Relationships(3)	Total RGUs(4)	Analog Cable Subscribers(5)	Digital Cable Subscribers(6)	DTH Subscribers(7)	MMDS Subscribers(8)	Homes Serviceable(9)	Subscribers(10)	Homes Serviceable(11)	Subscribers(12)
Europe:
The Netherlands	2,620,000	2,497,800	2,289,000	2,921,700	2,285,500	56,700	–	–	2,497,800	397,400	2,250,500	182,100
France	4,580,700	3,316,500	1,612,000	2,382,700	1,523,200	545,800	–	–	3,316,500	247,100	707,800	66,600
Austria	946,900	943,700	578,000	931,400	501,400	35,000	–	–	943,700	242,500	910,400	152,500
Norway	486,600	244,400	341,000	447,800	341,000	35,400	–	–	244,400	48,500	151,200	22,900
Sweden	421,600	281,200	292,300	406,000	292,300	37,700	–	–	281,200	76,000	–	–
Ireland	317,300	24,200	202,700	217,500	112,900	14,500	–	89,000	14,500	600	24,200	500
Belgium	155,500	155,500	148,100	164,800	134,900	–	–	–	155,500	29,900	—	–

Total Western Europe	9,528,600	7,463,300	5,463,100	7,471,900	5,191,200	725,100	–	89,000	7,453,600	1,042,000	4,044,100	424,600

Poland	1,884,800	569,100	1,000,700	1,047,600	994,200	–	–	–	569,100	53,400	–	–
Hungary	1,006,500	675,800	922,200	1,003,400	720,900	–	140,400	–	675,800	73,200	415,600	68,900
Czech Republic	729,000	322,200	401,200	428,200	295,700	–	90,100	–	322,200	42,400	–	–
Romania	518,700	3,900	357,100	357,300	357,000	–	–	–	3,900	300	–	–
Slovak Republic	413,200	168,800	298,400	306,300	250,300	–	14,600	32,200	162,100	9,200	–	–

Total Central and Eastern Europe	4,552,200	1,739,800	2,979,600	3,142,800	2,618,100	–	245,100	32,200	1,733,100	178,500	415,600	68,900

Total Europe	14,080,800	9,203,100	8,442,700	10,614,700	7,809,300	725,100	245,100	121,200	9,186,700	1,220,500	4,459,700	493,500

Latin America:
Chile	1,793,900	1,070,700	636,000	1,009,300	504,600	–	4,500	13,900	1,070,700	176,300	1,052,700	310,000
Brazil	15,400	15,400	15,400	16,400	–	–	–	15,300	15,400	1,100	–	–
Peru	66,800	30,300	13,900	15,600	12,400	–	–	–	30,300	3,200	–	–

Total Latin America	1,876,100	1,116,400	665,300	1,041,300	517,000	–	4,500	29,200	1,116,400	180,600	1,052,700	310,000

Grand Total	15,956,900	10,319,500	9,108,000	11,656,000	8,326,300	725,100	249,600	150,400	10,303,100	1,401,100	5,512,400	803,500

(1)
"Homes Passed" are homes that can be connected to our networks without further extending the distribution plant, except for DTH and MMDS homes. With respect to DTH, we do not count homes passed. With respect to MMDS, one home passed is equal to one MMDS subscriber.
(2)
"Two-way Homes Passed" are homes passed by our networks where customers can request and receive the installation of a two-way addressable set-top converter, cable modem, transceiver and/or voice port which, in most cases, allows for the provision of video and Internet services and, in some cases, telephony services.
(3)
"Customer Relationships" are the number of customers who receive at least one level of service without regard to which service(s) they subscribe.
(4)
"Revenue Generating Unit" is separately an Analog Cable Subscriber, Digital Cable Subscriber, DTH Subscriber, MMDS Subscriber, Internet Subscriber or Telephony Subscriber. A home may contain one or more RGUs. For example, if a residential customer in our Austrian system subscribed to our analog cable service, digital cable service, telephony service and high-speed broadband Internet access service, the customer would constitute four RGUs. "Total RGUs" is the sum of Analog, Digital Cable, DTH, MMDS, Internet and Telephony Subscribers. In some cases, non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers choose to disconnect after their free service period.
(5)
"Analog Cable Subscriber" is comprised of basic cable video customers that are counted on a per connection basis. We have approximately 1.34 million "lifeline" customers that are counted on a per connection basis, representing the least expensive regulated tier of basic cable service, with only a few channels. Commercial contracts such as hotels and hospitals are counted on an equivalent bulk unit (EBU) basis. EBU is calculated by dividing the bulk price charged to accounts in an area by the most prevalent price charged to non-bulk residential customers in that market for the comparable tier of service.
(6)
"Digital Cable Subscriber" is a customer with one or more digital converter boxes that receives our digital video service. A Digital Cable Subscriber is counted as one Analog Cable Subscriber in column 5 of the table above whether such customer receives only our digital video service or both analog and digital video services.
(7)
"DTH Subscriber" is a home or commercial unit that receives our video programming broadcast directly to the home via a geosynchronous satellite.
(8)
"MMDS Subscriber" is a home or commercial unit that receives our video programming via a multipoint microwave (wireless) distribution system.
(9)
"Internet Homes Serviceable" are homes that can be connected to our broadband networks, where customers can request and receive Internet access services.
(10)
"Internet Subscriber" is a home or commercial unit with one or more cable modems connected to our broadband networks, where a customer has requested and is receiving high-speed Internet access services.
(11)
"Telephony Homes Serviceable" are homes that can be connected to our networks, where customers can request and receive voice services.
(12)
"Telephony Subscriber" is a home or commercial unit connected to our networks, where a customer has requested and is receiving voice services.

QuickLinks

  Exhibit 99.1
UnitedGlobalCom, Inc. Consolidated Balance Sheets (In thousands, except par value and number of shares)
UnitedGlobalCom, Inc. Consolidated Statements of Operations (In thousands, except per share data)
UnitedGlobalCom, Inc. Consolidated Statements of Comprehensive Income (Loss) (In thousands)
UnitedGlobalCom, Inc. Consolidated Statements of Cash Flows (In thousands)
UnitedGlobalCom, Inc. Consolidated Statements of Cash Flows (continued) (In thousands)